                                                                Rule 424(b)(2)
                                          Registration Statement No. 333-32909


PRICING SUPPLEMENT No. D8, Dated October 15, 1997, to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.





                      Bankers Trust New York Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE

THE NOTES WILL NOT BE DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized terms used and not defined herein are used with the meanings specified in the Prospectus Supplement.


-------------------------------------       ------------------------------------
[_] Senior         [X] Subordinated         Form:
-------------------------------------
CUSIP:   06636QAD3                          [X]Global         [_] Certificated
-------------------------------------       ------------------------------------
-------------------------------------       ------------------------------------
Principal Amount:  US$25,000,000            Optional Redemption at the Option of
Agent's Name and DTC Participant            the Corporation: [X] Yes  [_] No
Number: Smith Barney DTC# 0418              Initial Redemption Date:
                                                  November 5, 2001
                                              Initial Redemption Percentage:100%
Issue Price:  98.15%                        Annual Redemption Percentage
                                                  Reduction: 0%
Net Proceeds to Issuer: $24,537,500
                                            Optional Repayment at the Option of
Agent's Commission, if Applicable:          the Holder: [_] Yes [X] No
                                                 Optional Repayment Dates:
Original Issue Date: November 5, 1997            Optional Repayment Prices:

Stated Maturity:   November 5, 2012
                                            Amortizing Note: [_] Yes  [X] No
Interest Rate: 7.125% per annum

Interest Payment Dates (if other            Basis or formula for amortization of
than as specified in the Prospectus         principal and/or interest of Note:
Supplement):                                Payment Dates for amortizations
 Each 5th calendar day of each                 [_]Each March 15,June 15,
 February, May, August, November                  September 15 and December 15
 Commencing: February 5, 1998                  [_]Each June 15 and December 15
                                               [_]Other: Each

Regular Record Dates (if other than
 as specified in the Prospectus             Currency Indexed Note: [_]Yes [X]No
 Supplement):                                     Currency I:
 Each                                             Currency II:
                                                  Base Exchange Rate:
Optional Interest Reset by                        Leverage Factor "L":
Corporation:
[_] Yes  [X] No                              Principal Indexed: [_] Yes [X] No
Optional Interest Reset Dates                  [_] Principal to increase when
(see attached annex for further details)           Spot Rate exceeds Base
                                                   Exchange Rate and decrease
                                                   when Spot Rate is less than
Original Issue Discount Note:                      Base Exchange Rate
 [_] Yes  [X] No                               [_] Principal to decrease when
                                                   Spot Rate exceeds Base
 Yield to Maturity:                                Exchange Rate and
 OID for U.S. Federal Income Tax                   increase when Spot Rate is
 Purposes:                                         less than Base Exchange Rate
-------------------------------------        -----------------------------------

                      Bankers Trust New York Corporation

                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE




-------------------------------------        ------------------------------
Specified Currency (check one; if            Interest Indexed: [_]Yes  [X]No
other than U.S. Dollars, see attached          [_]Interest to increase when
for exchange rate and other                       Spot Rate exceeds Base
information):                                     Exchange Rate and decrease
[X] U.S. Dollars (USD or U.S.$)                   when Spot Rate is less
[_] European Currency Units (ECU)                 than Base Exchage Rate.
[_] Australian Dollars (AUD or AUS$)           [_]Interest to decrease when Spot
[_] British Pound (GBP or                         Rate exceeds Base Exchage Rate
    UK [pounds])                                  and increase when Spot Rate
[_] Canadian Dollars (CAD or CAN$)                is less than Base Exchange
[_] German Marks (DEM or DM)                      Rate.
[_] Italian Lire (ITL or Lire)
[_] Japanese Yen (JPY or [Yen])
[_] Swiss Francs (CHF or SWFr)
[_] Other___

Holder has option to elect payments            Commodity Indexed Note (if yes,
in Specified Currency (if Specified            see attached annex for additional
Currency is not U.S. Dollars):                 information): [_] Yes [X] No
[_] Yes  [X] No

Authorized Denominations                       Calculation Agent (if other than
(if other than than $1,000 and any             Bankers Trust Company):
integral multiple thereof or if
Specified Currency is not U.S. Dollars):
$_____

Optional Extensions of Stated                  Other Provisions:
Maturity by the Corporation:                   The Corporation's option to
[_] Yes  [X] No                                redeem can be exercised on any
                                               February 5, May 5, August 5
Extension Period:                              or November 5 commencing
Number of Extension Periods:                   on November 5, 2001 with notice
Final Maturity Date:                           as provided in the Prospectus
                                               Supplement. Redemption can be in
                                               whole or in part.


                                               Annex Attached [_]  [X] No
                                               (and incorporated herein by
                                                reference)
------------------------------------          ----------------------------------

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The  aggregate  initial  offering price of this  offering  is  U.S.$24,537,500
(which, if the such initial purchase price is denominated in a currency or currency unit other than U.S. dollars, is the equivalent, in the foreign currencies or currency unit set forth herein, of the initial offering price at the Exchange Rate set forth herin) and relates only to Pricing Supplement No. D8 Debt Securities, including Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A having an aggregate initial offering price of up to U.S.$3,080,000,000 (or the equivalent thereof in any foreign currencies or currency units) may be issued by the Corporation pursuant to the Registration Statement referred to above. To date, including this offering, an aggregate of U.S.$593,688,500* (or the equivalent thereof in any foreign currencies or currency units) aggregate initial offering price of Debt Securities have been so issued.

                    *Including other issuances, if any, on this date
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Type of Sale                            If Prinicpal Transaction, Reoffering at:
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[_] Direct by Corporation               [X] varying prices related to prevailing
[_] As Agent                                market prices at the time of resale
[X] As Prinicpal                        [_] fixed public offering price of ___%
                                            of Prinicpal Amount